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                     MBE Express(TM) Joint Venture Agreement

         This Agreement is made this 24th day of September 1997, by and between USA Technologies, Inc., a Pennsylvania corporation ("USA"), and Mail Boxes Etc., a California corporation ("MBE").

                                  Background

         MBE is the world's largest franchisor of postal, business, and communications retail service centers. USA has developed an unattended, credit card activated business center known as the Business Express(TM). As more fully set forth herein, the parties have created a joint venture in order to market and sell the business centers under the name MBE Express(TM).

                                   Agreement

         NOW THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

         1. Joint Venture. USA and MBE hereby form a joint venture of which each of the them shall be a fifty percent (50%) partner unless otherwise specified herein. The name of the joint venture shall be the "MBE Express(TM) Joint Venture".

         2. Advisory Committee. The joint venture shall be managed by an advisory committee, the members of which shall consist one-half of representatives of MBE and one-half of representatives of USA. The actual number of members serving on the advisory committee shall be mutually agreed upon by the partners from time to time. The advisory committee shall among other things establish and maintain the business plan for the partnership as well as approve the marketing budget for the partnership. The advisory committee

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shall meet no less than every two months in order to review the progress of the joint venture and to formulate business strategy.

         3.Purpose.

                  A. During the term of the joint venture, the joint venture shall have the exclusive right to market and sell the MBE Express(TM) to the hospitality industry, travel industry, convention centers, colleges, universities, supermarkets, banks, military, convenience stores, and mass merchandisers located in the United States. The joint venture shall also have the nonexclusive right to market and sell the MBE Express(TM) in those countries in which MBE has Master Franchise Agreements.

                  B. Definition. For all purposes hereof, the term "MBE Express(TM)" or "Business Express(TM)"shall mean an unattended, credit card activated business center consisting of at least two separate technologies (i.e., computer, copier, laptop workstation, or facsimile machine). For purposes hereof, USA's Public PC(TM) product or MBE's in-center computer workstation (a computer and a printer) shall not be considered as two separate technologies but only one technology.

         4. Private Label Product.

                  A. During the term of the joint venture, in the event a customer would not desire to purchase the MBE Express(TM) in the industries referred to above, USA would have the option to directly sell to that customer a private label business center utilizing any name other than the MBE Express(TM), including the name Business Express(TM) or any other name it deems appropriate.

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                  B. Such private label product would not utilize the data
base technology to be developed by USA referred to in paragraph 10, and shall not utilize the trademarks and trade dress used by the MBE Express(TM). In connection with any direct private label sales made by USA an amount equal to two percent (2%) of the gross revenues from each terminal would be paid to the joint venture and applied towards the marketing and sales expenses of the joint venture and any excess shall be split equally between the partners.

                  C. If any proposed sale of the MBE Express(TM) by the joint venture creates a franchise encroachment issue within the MBE system, USA may sell a non-MBE Express(TM) branded product (i.e., Business Express(TM)) in those locations which are affected under the same terms and conditions as set forth in Sections 4.A and 4.B above.

         5. USA Terminals. During the term of the joint venture, USA shall be permitted to sell its control system terminals to any person or entity whatsoever. [two sentences intentionally omitted] USA shall be permitted to continue to market and sell its Business Express(TM) business centers to industries not specifically identified in Section 3 above.

         6. MBE Exclusive. During the term of the joint venture, MBE

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shall not use, sell, endorse, approve, or purchase any unattended, credit card activated technology or terminals other than those offered by USA for use in connection with any of the equipment included in the MBE Express(TM). During the term of the joint venture, MBE shall not purchase, endorse, approve, use, sell, or market any unattended business center other than the MBE Express(TM). USA acknowledges that the MBE franchises are independently owned and operated and that any obligations of such franchisees shall be set forth in appropriate processing, sales, or placement agreements to be entered into between USA and such franchisees.

         7. Business Center Components. The manufacturers of the third party components (i.e., computers, furniture, facsimile machines, printers and copy machines) included in the MBE Express(TM) shall be agreed upon by the partners. Any such components shall be purchased directly by USA or MBE, and as shall be mutually agreed upon by the partners, MBE shall assist USA with financing arrangements required in connection therewith, including MBE being a guarantor of such obligations. USA shall have the control system terminals manufactured on behalf of the joint venture. All such components shall be supplied to the joint venture at cost.

         8. Sales Revenues. The actual selling price of the MBE Express(TM) shall be established by the partners. Any gross profit (as defined below) earned by the joint venture from sales on a corporate/national account level (where the buying decision is made at a customer's headquarters rather than at the local or store level) would be split equally between USA and MBE. Any gross

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profit earned by the joint venture from sales to MBE franchisees in connection with placement handoffs (i.e., sales leads - where host location has already committed to placing a MBE Express(TM)) provided by either USA or MBE would be split equally between USA and MBE. For any sales made to the host location at the local or store level, the gross profit earned by the joint venture would be split so that the partner responsible for contractually obligating the customer for that particular sale would receive 75% of the gross profit and the other partner 25% of the gross profit. For purposes of determining which partner is responsible for contractually obligating the customer, the term "partner" shall include such partner's affiliate or franchisee; provided, however, that only a partner (i.e., USA or MBE) shall be entitled to receive any payments of gross proceeds hereunder. For all purposes of this Section 8, the term "gross profits" shall mean the sales price received for the MBE Express(TM) less the total cost of goods sold (third party costs included) to deliver, configure, warehouse, assemble, and install the business center ("Order Fulfillment"). All Order Fulfillment tasks may be performed by the joint venture either directly or outsourced as shall be agreed upon by the partners.

         9. Other Revenues. Notwithstanding anything else set forth herein, it is the partners intention that any and all revenues, rebates, or income whatsoever received by the joint venture or either partner and which are generated or result from the use of, or from any of the marketing or sale activities in connection with,

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 MBE Express(TM) shall be split equally between the partners. Such use or activities shall include but not be limited to any cooperative marketing, advertising, licensing, and electronic commerce conducted on the MBE Express(TM).

         10. Intellectual Property.

                  A. Each of the partners hereby grants to the joint venture at no cost an appropriate license to use their respective trademarks, logos, and intellectual property as described herein. During the term of the joint venture, the trademark MBE Express(TM) is hereby exclusively licensed to the joint venture by MBE.

                  B. USA shall, at its cost, develop a customer data collection network (the "Network") to be hosted by MBE's ISP. The Network shall be used by all MBE Express(TM) business centers. The Network is hereby licensed to the joint venture by USA at no cost. Upon the termination of this Agreement, any and all customer data gathered, or to be gathered after such termination, pursuant to the Network shall be and remain the sole property of MBE. Following any such termination, USA shall have the right to use the Network technology in order to develop its own customer data collection network to be used in any of its products.

                  C. During the term of the joint venture, USA would not utilize the Network in any private label sales or placements of the business centers or in any other product which is similar to the MBE Express(TM) or Business Express(TM). USA would, however, be able to utilize the Network technology solely in connection with its Public PC(TM) product (i.e., computer and printer) and USA shall use its best

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efforts to utilize MBE's ISP to host the Network technology and to include an
e-MBE icon at no additional cost. MBE shall be able to use the Network for any of its in-center computer workstations and any other computer station so long as such computer station utilizes USA's TransAct(TM) card swipe technology. Upon termination of the joint venture, USA shall be permitted to utilize the Network technology to develop its own customer data collection network for use in connection with any and all of its products.

         11. Budget. The partners would agree from time to time (but not less frequently than annually) upon a budget which would cover anticipated expenses for sales and marketing of the MBE Express(TM). Any such expenses in the budget shall only be for third party out-of-pocket expenses incurred by the partners (unless otherwise agreed to) and would include items such as for trade shows, trade advertising, direct mail, telemarketing, national account coverage, merchandising, market research and lead generation. These expenses would be split equally between the partners. Any items not covered in the approved budget would have to be agreed upon in advance by the partners. Neither partner shall be reimbursed for their own related (internal) expenses.

         12. Administrative Matters. The books and records of the joint venture would be maintained by USA. USA shall collect and make appropriate disbursements of the revenues of the joint venture. Any pre-approved, authorized or agreed upon expenses of the joint venture which are in an amount of $5,000 or less may be paid by one partner and the other partner shall reimburse that partner for its

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share of the expense. If any such expense is in excess of $5,000, then such expense shall be paid by both partners directly at the same time; provided, however, that upon mutual agreement of the partners, one partner may pay such expense and be reimbursed by the other partner for its share of such expense. All expenses would have to have been reflected in the approved budget or separately approved by each partner in advance. If in the future, the joint venture would require a dedicated staff, the partners agree that the costs thereof (i.e., salaries and benefits) would be equally split between them. The joint venture shall be audited on an annual basis as part of USA's regular audit and the joint venture shall pay its fair share of such audit.

         13. MBE Express(TM) Processing.

                  A. In connection with all sales of the MBE Express(TM), USA shall act as the merchant for all credit card sales. USA and the owner of each such business center shall enter into an appropriate licensing and processing agreement which shall reflect the terms and conditions of subparagraph B below. In this regard, USA shall use its best efforts to utilize the lowest cost processor.
                  B. If the sale of a business center is made to a person other than a MBE franchisee, USA shall retain 5% of the gross revenues, MBE shall retain 5% thereof, and the owner of the business center shall retain 90% thereof. If, however, the cost of USA's processor shall be in excess of 5%, then the appropriate percentage retained by USA shall be appropriately increased and the percentage retained by MBE shall be appropriately decreased so that

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the owner of the business center shall at all times retain a minimum of 90% of the gross revenues; provided, however, that if the cost of USA's processor shall exceed 6%, any such excess shall be borne equally by USA and MBE. For example, if the cost of processing is 6%, USA would retain 6% of the proceeds and MBE would retain 4% thereof. If the processing costs are 7%, USA would retain 6 1/2% and MBE would retain 3 1/2%. USA reserves the right to forward to the business center owner its share of the gross proceeds on a monthly basis (rather than on the first and fifteenth of each month).

                  C. In connection with any sales of the MBE Express(TM) made to a MBE franchisee, USA shall retain 5% and the MBE franchisee shall retain 95% of the gross revenues. If, however, the cost of USA's processor shall be in excess of 5%, then the percentage retained by USA shall be appropriately increased and the percentage retained by the MBE franchisee shall be appropriately decreased; provided, however, that if the cost of USA's processor shall exceed 6%, the excess shall be borne equally by USA and the MBE franchisee. For example, if the cost of processing is 6%, USA would retain 6% of the proceeds and the MBE franchisee would retain 94% thereof. If the processing costs are 7%, USA would retain retain 6 1/2% and the MBE franchisee would retain 93 1/2%. USA shall forward to MBE the MBE franchisee's portion of the gross proceeds on the first and fifteenth of each month.

                  D. USA and MBE reserve the right to restructure the above arrangement in the event that the charges for credit card

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processing increases above anticipated levels in the future.

         14. Monthly Service Fees.

                  A. For all sales of the MBE Express(TM), including sales to MBE's franchisees, USA shall be entitled to receive a monthly service fee of $25 per control system terminal from the owner of the business center and USA will retain the monthly payment from the amount received. USA shall rebate to MBE on a monthly basis the sum of $5.00 from each and every such monthly payment.
                  B. In consideration of the monthly service fee, USA shall be responsible for all control system terminal related issues, including handling questions from the owner of the business center about the operation of the terminals, sending usage information to the owner of the MBE Express(TM) by e-mail (with a copy thereof to MBE), changing pricing for location customers remotely, and changing advertising on the purchase receipts remotely.

         15. Help Desk. Any questions or issues involving the equipment contained in the MBE Express(TM) business centers or from users of the equipment (other than those specifically referred to in Section 14.B above), shall be handled by a help desk to be established by the joint venture either directly or through outsourcing.

         16. Development Projects. The partners shall mutually attempt to agree from time to time upon development projects and how such projects would be funded. Such development projects would include customer driven requests for custom hardware, software, merchandising, etc.

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         17. Term of Joint Venture.

                  A. The initial term of the joint venture shall be for five years from the date hereof and shall automatically be continued from year to year thereafter unless terminated by notice from either partner to the other partner at least 90 days prior to the end of the initial five year term or any one year extension thereof. Any such termination could be for any reason whatsoever and whether or not any "cause" exists.

                  B. If the joint venture has not met the following cumulative performance goals, then USA may by sixty days prior written notice to MBE be released from the exclusive restrictions set forth in Sections 3 and 4 hereof as they relate to the Business Express(TM):
                                                      Number of MBE Express(TM)
          Contract Year                                   Locations Open
          -----------------------                     -----------------------
          Beginning of Year Three                     2,000 business centers
          Beginning of Year Four                      3,000 business centers
          Beginning of Year Five                      4,000 business centers

Upon the release of USA pursuant to any such notice, MBE shall also be released from the exclusivity provisions set forth in Section 6 hereof. Notwithstanding the above, any sales of the MBE Express(TM) shall remain subject to all of the terms and conditions of this Agreement.

                  C. Notwithstanding subparagraph A or B, the joint venture may be terminated by either partner at any time if the other partner has breached any material term or condition hereof; provided, however, that the partner terminating the joint venture

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shall have provided the other partner with written notice of such alleged breach and at least sixty days in order to cure any such alleged breach prior to terminating this Agreement, and this Agreement shall not be terminated if such alleged violation has been cured within such sixty day period.

                  D. Upon any termination of this Agreement, the partners shall be free to engage in any business whatsoever; provided that the partners shall not utilize the intellectual property of the other. Upon any such termination, USA shall continue to perform its responsibilities and make payment to MBE as set forth in Sections 13 and 14 hereof for all MBE Express(TM) operations sold or placed by the joint venture. Upon any termination, MBE shall retain the right to use the trade name MBE Express(TM). Additionally, MBE shall retain the perpetual right to utilize the Network (as hosted by MBE's
ISP) as well as any customer data collected prior to any such termination, or to be collected after termination, pursuant to the Network, and USA reserves the right to use the Network technology in order to develop its own proprietary network for use in any and all of its products but shall have no right to the customer data collected pursuant to the Network.

         18. Nonassignability. Without the prior written consent of the other partner, neither partner shall, directly or indirectly, sell, pledge, hypothecate, encumber, assign, convey, transfer, grant an option in connection with, or in any other manner dispose of all or any portion of its interest in the joint venture, whether voluntary or involuntary, or by operation of law, or attempt to do

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any of the foregoing. Any act in violation of this Section shall be null and void as against the joint venture and the partners. No other person or entity shall be admitted as a partner of the joint venture unless USA and MBE shall have both agreed thereto.

         19. Good Faith. The partners shall cooperate with each other in good faith to attempt to resolve any business issues which may arise in the future from time to time. In this regard, the partners shall take any appropriate actions and execute and deliver any appropriate documents which may be necessary or appropriate to carry out the transactions contemplated by this Agreement.

    20. Notices. Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered if delivered in person or sent by certified mail, postage prepaid, return receipt requested, as follows, unless such address is changed by written notice hereunder:

                  If to USA:
                                    USA Technologies, Inc.
                                    200 Plant Avenue
                                    Wayne, Pennsylvania 19087
                                    Attn. Mr. George R. Jensen, Jr.,
                                             Chief Executive Officer

                  If to MBE:

                                    Mail Boxes Etc.
                                    6060 Cornerstone Ct. West
                                    San Diego, California 92121-3975
                                    Attn. Mr. Thomas Herskowitz,
                                    Senior Vice President Development

         21. Applicable Law. The substantive laws of the Commonwealth of Pennsylvania (without regard to its conflicts of laws rules) shall govern the construction of this Agreement and the rights and

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remedies of the partners hereto. The headings of the Sections of this
Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation. If any provision of this Agreement is held to be invalid, the same shall not affect the remaining provisions of this Agreement which shall continue in full force and effect.

         22. Arbitration. All disputes, controversies, or misunderstandings whatsoever arising out of or in connection with this Agreement, shall be settled and resolved by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be convened in the City of Philadelphia, Pennsylvania, if MBE is the moving party, or in San Diego, California, if USA is the moving party. The arbitration shall be conducted by a single arbitrator, or if the dispute involves more than $50,000 by three arbitrators, to be selected by the partners pursuant to such rules. The costs and expenses of the arbitration, as well as the arbitrator's compensation shall be paid by the partners as shall be determined by the arbitrator(s). The arbitrator(s) shall not have any power to alter, modify or change any of the terms of this Agreement or to grant any remedy which is either inconsistent with or prohibited by the terms of this Agreement, or not available in a court of law. The arbitrator(s) shall not have the authority to commit errors of law or errors of legal reasoning. In addition, the arbitrator(s) shall have no power or authority to award punitive, consequential or incidental damages. The arbitrator(s) shall, within thirty days

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after the matter has finally been submitted to him or her, render a written decision making specific findings of fact and setting forth the reasons for the decision which shall be consistent with the terms of this Agreement. The partners intend that this Section shall survive the termination of or expiration of this Agreement. The decision and award of the arbitrator(s) shall be final and binding upon the partners and judgment may be entered on the award in any court of competent jurisdiction.

          23. Binding Effect. This Agreement shall inure to the benefit of, and shall be binding upon, the respective permitted successors and assigns of the parties hereto; provided, however, that neither USA nor MBE shall assign this Agreement in whole or in part without the prior written consent of the other. This Agreement constitutes the entire agreement between the partners hereto, and may only be amended or modified by a writing signed on behalf of the partners hereto.

         IN WITNESS WHEREOF, the partners hereto have executed and delivered this Agreement on the day and year first above written.

         USA TECHNOLOGIES, INC.        MAIL BOXES ETC.

By: /s/ George R. Jensen, Jr.          By: /s/ Thomas Herskowitz
    -------------------------              ---------------------
    George R. Jensen, Jr.,                 Thomas Herskowitz,
    Chief Executive                        Senior Vice President
    Officer                                Development


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